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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DYNAMIC MATERIALS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2008

April 30, 2008

To the Stockholders of
DYNAMIC MATERIALS CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on June 5, 2008, at 9:00 a.m. local time at 5405 Spine Road, Boulder, Colorado, for the following purposes:

          1.     To elect directors to hold office until the 2009 Annual Meeting of Stockholders.

          2.     To approve the Company's Short Term Incentive Plan.

          3.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

          4.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        The Board of Directors has fixed the close of business on April 18, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary

Boulder, Colorado

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE, WITH POSTAGE PREPAID IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 5, 2008, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dynamic Materials Corporation's Corporate Office, which is located at 5405 Spine Road in Boulder, Colorado. This proxy statement and accompanying proxy card are being sent beginning on or about May 5, 2008, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Outstanding Shares and Quorum

        Only holders of record of common stock at the close of business on April 18, 2008, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 18, 2008, we had 12,602,768 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        One-half of the outstanding shares of common stock represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.

Voting Rights

        Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and for determining the outcome of any matter submitted to the stockholders for a vote.

        Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the five named nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the nominees named in this Proxy Statement.

        The Short Term Incentive Plan will be effective as of January 1, 2008, if a majority of the outstanding stock entitled to vote thereon votes "for" the amendment. Abstentions and broker non-votes will be equivalent to a vote "against" this matter.

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes are considered neither a vote "for" nor "against" this proposal.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at our 2009 Annual Meeting of Stockholders must be received by us not later than December 31, 2008, in order to be included in the proxy statement and proxy relating to that annual meeting.

        Any stockholder proposal to be considered at our 2009 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not fewer than 60 days prior to the 2009 Annual Meeting; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

PROPOSAL 1

ELECTION OF DIRECTORS

        There are six nominees for election to the Board. Each director to be elected will hold office until the 2009 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

        The names of the nominees and certain information about them are set forth below.

Name	Position	Age
Dean K. Allen	Chairman of the Board	72
Yvon Pierre Cariou	Director, President and Chief Executive Officer	62
Richard P. Graff	Director	61
Bernard Hueber	Director	66
Gerard Munera	Director	72
Rolf Rospek	Director	50

        Dean K. Allen.    Mr. Allen has served as a director since July 1993 and Chairman of the Board since May 2006. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995. Earlier in his career, Mr. Allen served as Executive Vice President of Fluor Corporation, where he was employed for 25 years.

        Yvon Pierre Cariou.    Mr. Cariou has served as our President and Chief Executive Officer since November 2000 and as a director since May 2006. From March 2000 to November 2000, Mr. Cariou was a consultant who performed research and development projects for the oil industry and market research for a start-up company. From November 1998 to March 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Groupe Carbone Lorraine of France, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From September 1993 to September 1998, Mr. Cariou was a Partner and Vice President Sales and Marketing of Hydrodyne/FPI Inc., an aerospace components manufacturer specializing in liquid propulsion. From January 1991 to September 1993, Mr. Cariou was President of MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President and Chief Executive Officer of L.A. Water Treatment Inc., an industrial and municipal water treatment systems company and a subsidiary of London-based Thames Water Plc and as President and Chief Executive Officer of Goldsworthy Engineering, a specialist in the engineering and manufacture of automated systems for the laying of aerospace composite materials. He also spent fifteen years with Carbone Lorraine, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.

        Bernard Hueber.    Mr. Hueber rejoined the Board in June 2006; previously, he served as a director from June 2000 to June 2005 and was Chairman of the Board from June 2000 until June 2002. From 1990 to December 2001, Mr. Hueber served as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France. From January 2002 until his retirement from Groupe SNPE in June 2002, Mr. Hueber served as General Manager of Groupe SNPE's Industrial Explosives operating unit. Following his retirement from Groupe SNPE in June 2002 and until January 2008, Mr. Hueber was the Secretary General of the Federation of European Explosives Manufactureres (FEEM). During this time, Mr. Hueber also worked as an Independent Consultant. From June 2003 to June 2007, Mr. Hueber served as a Director of Financiere Harle Bickford & Cie and its subsidiary Davey Bickford & Smith. These companies are involved in pyrotechnics for the explosives and automotive industries and in radio communication.

        Gerard Munera.    Mr. Munera has served as a director since September 2000. From October 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a personally controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries. Mr. Munera is also a director of Mag Industries Corporation and Nevsun Resources Ltd. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc. Between 1991 and 1994, Mr. Munera was President of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company.

        Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement on December 31, 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and, most recently, has served as a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University. He currently serves on the board of directors of Yamana Gold Inc.

        Mr. Rolf Rospek.    Mr. Rospek has served as Chief Executive of our DYNAenergetics subsidiary since it was acquired on November 15, 2007 and as a director since that same date. From October 2001 to November 15, 2007, Mr. Rospek was Chief Executive Officer and a managing director of DYNAenergetics Beteiligungs GmbH. From April 1993 to October 2001, Mr. Rospek was employed by Dynamit Nobel where he served in various sales, marketing and management positions, including general manager of their DYNAwell business unit from March 1998 to October 2001 and general manager of their DYNAplat business unit from March 1999 to October 2001. Prior to joining Dynamit Nobel, Mr. Rospek served as general manager of the logging department of Preussag, Erdöl und Erdgas GmbH, an oil and gas company that is now a subsidiary of Gaz de France. For several years during the 1980's, Mr. Rospek worked for Atlas Wireline Services—which is now part of Baker Hughes and operates under the name Baker Atlas—where he held various engineering and management positions in Germany, England, Italy, and Holland.

Requisite Vote

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither votes "for" nor "against."

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of the employment agreement described under "Executive Compensation."

Name	Position	Age
Yvon Pierre Cariou	President and Chief Executive Officer	62
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary	57
John G. Banker	Senior Vice President, Customers and Technology	61

        Yvon Pierre Cariou.    Information regarding Mr. Cariou, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

        Richard A. Santa.    Mr. Santa has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2008; our Vice President, Chief Financial Officer and Secretary from October 1996 to December 2007; and our interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager of PricewaterhouseCoopers LLP, where he was employed for ten years.

        John G. Banker.    Mr. Banker has served as our Senior Vice President, Customers and Technology since January 2008 and our Vice President, Marketing and Sales, Clad Metal Division from June 2000 to December 2007. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by us and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

Board of Directors

  Meeting Attendance

        Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2007 Annual Meeting of Stockholders held on June 6, 2007, other than Mr. Rospek, who was appointed to the Board on November 16, 2007, when Dynamic Materials Corporation acquired DYNAenergetics.

        During the fiscal year ended December 31, 2007, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committee(s) on which he served.

  Director Independence

        The Board has determined that four of our six current directors, including Messrs. Allen, Graff, Hueber and Munera, all of whom are up for re-election, are "independent" directors as defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. Mr. Cariou, our President and Chief Executive Officer, and Mr. Rospek, the Chief Executive of DYNAenergetics, are the only Board members who are not independent based on these criteria. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors.

        Our independent, non-executive directors hold regularly scheduled meetings in executive session, at which only independent, non-executive directors are present.

  Board Committees and Meetings

        During the fiscal year ended December 31, 2007, the Board held eleven meetings, including seven telephonic meetings. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

  The Audit Committee

        The Audit Committee meets with our independent registered public accounting firm at least four times a year to (i) review the results of the annual audit and discuss the financial statements; (ii) appoint the independent registered public accounting firm; and (iii) receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. From January 2007 through December 31, 2007, Messrs. Allen, Hueber and Munera were members of the Audit Committee, with Mr. Munera serving as Chairman from January 2007 until June 6, 2007. Following the election of Mr. Graff to the Board on June 6, 2007, the Board appointed Mr. Graff to the Audit Committee at which time he also became the Chairman of the Audit Committee. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. The Audit Committee met six times during the 2007 fiscal year; three of those times were before Mr. Graff became a member.

        In June 2000, the Board adopted a written Charter of the Audit Committee. The Charter of the Audit Committee, which was revised in April 2004, requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee was also revised in April 2007 to charge the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dynamicmaterials.com.

  The Compensation Committee

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options and restricted stock to employees and non-employee directors under our stock incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended December 31, 2007, the Compensation Committee was composed of Messrs. Allen, Hueber and Munera. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Compensation Committee met in person three times during the 2007 fiscal year.

        In August 2006, the Board adopted a written Charter of the Compensation Committee. The Charter of the Compensation Committee was revised in April 2007 to charge the Compensation Committee with responsibility for reviewing and discussing the Compensation Discussion and Analysis (the "CD&A") with the Company's executives and determining whether to recommend that the CD&A be included in the Company's Annual Report or proxy statement for the Annual Meeting of Stockholders. The Charter of the Compensation Committee may be viewed on our website, www.dynamicmaterials.com.

        The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee or other persons as it deems necessary or appropriate. It is unlikely the

Compensation Committee will delegate responsibilities to any subcommittee unless such subcommittees shall meet all applicable independence requirements. It is also unlikely that the Committee will delegate responsibilities to persons other than independent directors any functions that are required—under applicable law, regulation or NASDAQ rule—to be performed by independent directors.

  The Corporate Governance and Nominating Committee

        In June 2006, the Board established a Corporate Governance and Nominating Committee and adopted a Charter for the committee. During the fiscal year ended December 31, 2007, the Corporate Governance and Nominating Committee was composed of Messrs. Allen, Bernard and Munera. The purposes of the Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Corporation; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. The Corporate Governance and Nominating Committee met one time during the 2007 fiscal year. The Charter of the Corporate Governance and Nominating Committee may be viewed on our website, www.dynamicmaterials.com.

        The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation and other particular skills and experience possessed by the individual. The Corporate Governance and Nominating Committee has not set any minimum qualifications required for consideration as a director.

        We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.

  Communications with the Board

        The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2

APPROVAL OF THE
2008 DYNAMIC MATERIALS CORPORATION SHORT TERM INCENTIVE PLAN

        On March 5, 2008, the Compensation Committee approved the 2008 Dynamic Materials Corporation Short Term Incentive Plan (the "STIP") for the year ended December 31, 2008; and, based on this approval and the Board's approval, the Board is submitting the STIP for stockholder approval. Under the STIP, executive officers of the Company may receive annual cash incentive compensation based upon the achievement of pre-established performance goals. As discussed further under the heading of "Compensation Discussion and Analysis," annual cash incentives are an integral part of the Company's compensation program.

        The STIP was designed to enable the annual bonus that may be earned by executive officers of the Company to be deductible in its entirety. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") generally limits to $1 million the deduction that a publicly-held company may claim in any year for compensation paid to each of its executive officers. However, an exception to this deduction limit applies to qualifying "performance-based" compensation, as defined under the Code. For a program such as the STIP to qualify for the performance-based compensation exception, the Company must obtain stockholder approval of the material terms of the program, including the eligible employees, the maximum amount payable to any individual for any specified period, and the performance criteria on which performance goals are based. In addition, other requirements for deductibility must be met. The material terms that the stockholders approve constitute the framework within which the Compensation Committee would set actual performance goals. The Board recommends approval of the STIP by our stockholders, so that compensation paid in accordance with the STIP will be eligible to qualify as performance-based compensation under the Code, provided the other requirements for deductibility are met.

        Consistent with the Company's compensation philosophy, the Company expects that its incentive compensation program may result in one or more named executive officers receiving annual compensation in excess of $1 million in some years. The Board accordingly recommends approval of the STIP to make awards granted under the STIP eligible for tax deductibility and believes that stockholder approval of the STIP is in the best interests of the Company and its stockholders.

        The affirmative vote of a majority of the votes cast in person or by proxy by stockholders represented and entitled to vote at the meeting is required for approval of the STIP. If our stockholders do not approve the STIP, no payments relating to the specified performance goals under the STIP will be made to executives subject to the limits of Section 162(m) of the Code. We reserve the right to pay discretionary bonuses, or other types of compensation outside of the STIP. No executive has a guaranteed right to any discretionary bonus as a substitute for an award granted under the STIP in the event the specified performance goals are not met or that stockholders fail to approve the material terms of the STIP.

        The following is a brief description of the material features of the STIP, which is qualified in its entirety by reference to the STIP. A copy of the full text of the STIP is attached to this proxy statement as Appendix A.

Summary of the Short Term Incentive Plan

        Purpose.    The purpose of the STIP is to enable the Company to attract, retain, motivate, and reward qualified executive officers by providing them with the opportunity to earn competitive annual bonus compensation directly linked to business unit performance and overall Company performance. Compensation payable under the STIP is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 2006, so as to be eligible for the performance-based exemption from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

        Administration.    The STIP will be administered and interpreted by the Compensation Committee (the "Committee"), which shall be comprised solely of two or more "outside directors" as defined in regulations and other guidance promulgated under Section 162(m). The Committee will certify the levels of attainment of the performance goals for the plan year, and determine the amount of the award to be paid to each participant pursuant to the terms of the STIP. The Committee's determination under the STIP will be final and conclusive.

        Eligibility.    Participation in the STIP is limited to the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Customers and Technology. As of April 30, 2008, only these three executive officers were eligible to participate in the STIP.

        Performance Awards.    Under the STIP, participants will be eligible to receive cash or a bonus based upon the attainment of the performance goals established by the Committee for the 2008 calendar year. The bonuses may be payable in cash or in property. The performance goal is the attainment of specified levels of annual consolidated net income of the Company for 2008. The maximum amounts of potential awards for 2008 for each participant are determined as follows: the Chief Executive Officer is eligible for an award of 2.5% of the Company's annual 2008 consolidated net income; the Chief Financial Officer is eligible for an award of 1% of the Company's annual 2008 consolidated net income; and the Senior Vice President, Customers and Technology is eligible for an award of 1% of the Company's annual 2008 consolidated net income.

        Certification of Bonus.    Following the conclusion of the 2008 calendar year and prior to the payment of any awards, the Committee shall certify in writing the levels of attainment of the performance goals for the plan year and calculation of the total payable award for each participant. Awards shall be paid as soon as practicable following certification by the Committee, and no later than March 15, 2009.

        Federal Income Tax Consequences.    Participants in the STIP will recognize in the year of payment ordinary income equal to the bonus award amount, subject to applicable income and employment tax withholding by us. Under current guidance, we expect that awards under the STIP will satisfy the short-term deferral exception to Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

        We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year deduction limit under Section 162(m) of the Code if the STIP is approved by our stockholders and the awards otherwise satisfy the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain of our executive officers to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the four highest compensated officers (other than the chief executive officer).

        New Plan Benefits.    The STIP is effective January 1, 2008, so long as it is approved by the stockholders prior to any payments being made pursuant to the STIP. Amounts payable under the STIP for fiscal year 2008 cannot be determined at this time since they are based on the results of operations of 2008.

The New Plan Benefits table below sets forth the amounts which would have been received by the named executive officers for 2007 if the STIP had been in effect for that year:

Name and Position	Dollar Value
Yvon Pierre Cariou President and Chief Executive Officer	$614,669
Richard A. Santa Senior Vice President, Chief Financial Officer and Secretary	$245,867
John G. Banker Senior Vice President Customers and Technology	$245,867
Executive Officers as a Group	$1,106,403
Non-Executive Directors as a Group	$0
Non-Executive Officer Employees as a Group	$0

        Other than our President and Chief Executive Officer, none of our directors are eligible to participate in the STIP.

Requisite Vote

        Approval of the Short Term Incentive Plan requires the affirmative vote of a majority of votes cast "for" approval of this Proposal 2. Abstentions and broker non-votes will be equivalent to a vote "against" this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2008. E&Y has been so engaged since July 18, 2002.

        Ratification of the selection of E&Y by stockholders is not required by law. However, as a matter of internal policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy.

        A representative of E&Y will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

Requisite Vote

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes are considered neither a vote "for" nor "against" this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" PROPOSAL 3.

COMPENSATION DISCUSSION AND ANALYSIS

        This section summarizes the philosophical principles, the objectives of specific programs, and other factors the Compensation Committee considered in setting compensation for our named executive officers during 2007. The section includes a discussion of:

  •
  the roles of the parties involved in executive compensation decisions,

  •
  the philosophy and objectives of our executive compensation program,

  •
  the primary elements of our executive compensation program,

  •
  compensation decisions affecting our named executive officers, and

  •
  the impact of regulatory requirements.

Roles of the Parties Involved in Executive Compensation Decisions

        Role of Compensation Committee.    Our executive compensation program is administered by our Compensation Committee. Pursuant to the Compensation Committee Charter, the Compensation Committee is to be composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee reviews the compensation arrangements of our named executive officers and recommends certain compensation arrangements for these officers to the Board for its consideration and approval. The Compensation Committee seeks to ensure that our compensation policies and practices: (i) are consistent with our values and pay philosophy and (ii) support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."

        Role of Outside Compensation Consultant.    Since early 2006, the Compensation Committee has used an outside compensation consultant, ECG Advisors, LLC ("ECG Advisors"), to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. ECG Advisors is an independent firm that provides consultation services only to boards of directors and their compensation committees and does not provide any other services to us. ECG Advisors was engaged to review our overall executive officer and director compensation in comparison to other comparably sized public companies in industries similar to ours, to help the Compensation Committee identify the appropriate mix of compensation components (salary and short term and long term incentive bonus arrangements) for compensating the executive officers and to facilitate the Compensation Committee's determination of the executive officers' discretionary bonus payments.

        Role of Chief Executive Officer in Compensation Decisions.    The Compensation Committee reviews and approves the compensation programs for all executive officers including the named executive officers, which approvals are generally subject to review and approval by the full Board. The STIP was approved solely by the "outside directors" as provided by Section 162(m) of the Code. The Chief Executive Officer confers with the Chairman of the Compensation Committee in determining the compensation for the executive officers other than himself.

Philosophy and Objectives of Our Executive Compensation Program

        Our compensation philosophy is to (i) provide a compensation program that attracts, motivates, and retains high-caliber managerial talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public and private companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor incentive pay programs which are linked to stockholder value. The principal forms of executive compensation are base salary, annual performance bonuses, and equity grants, including restricted stock and stock options. The Compensation Committee reviews our compensation philosophy on an annual basis and makes periodic adjustments based on both internal and market-driven factors.

        Below is a brief summary of the objectives of our executive compensation program:

  1.
  Linkage to Our Performance.    Our executive compensation program strives to link executive compensation to our performance at the company, business/functional unit and individual levels. To this end, a sizable portion of each named executive officer's total compensation package is linked to accomplishing specific and measurable goals, including growing revenue profitably and increasing stockholder value. Executives generally will be rewarded only when and if our annual and longer-term business goals are being, or have been, achieved. Moreover, we strive to set levels of total compensation that reflect our relative performance versus that of comparable companies as determined by our market research. This linkage helps us attract highly-qualified talent, motivate executives to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term value.

    We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically used grants of stock options and restricted shares to reinforce a long-term focus on delivering value to stockholders. Beginning in fiscal year 2007, we established stock ownership guidelines for key executives including the named executive officers (and directors), as described in more detail below. We strongly believe that stock ownership by our executives and directors further motivates them to build long-term value by reinforcing the alignment of their interests with those of our stockholders.

  2.
  Pay Mix.    A high proportion of total pay for our named executive officers comes from incentive pay that is awarded based on the achievement of company, business/functional unit and individual goals. On average, about two-thirds or more of the total compensation packages for our named executive officers is intended to be delivered through non-salary, short-term and long-term incentives. We strive for a pay mix that reflects our compensation philosophy and performance-driven culture.

  3.
  Use of Market Research.    At the direction of the Compensation Committee, ECG Advisors researches market compensation levels and trends on an ongoing basis. This research focuses on all aspects of compensation for our named executive officers. We gather research data from several different data sources, including various executive compensation surveys of companies in basic materials/manufacturing industries with comparable annual revenues. Data for "peer group" companies in our industry is not available, however, since our competitors are foreign-owned and/or are wholly-owned subsidiaries or divisions of larger companies. Rather, we have reviewed the executive compensation packages of the following similarly-sized, public companies that operate in the somewhat related metal-fabrication industry: AZZ incorporated; Cavco Industries, Inc.; Force Protection, Inc.; the Gorman-Rupp Company; LMI Aerospace, Inc.; McGrath RentCorp; Performed Line Products Company; Sun Hydraulics Corporation; and T-3 Energy Services, Inc.

    The different aspects of research include identifying: (i) compensation levels by executive position; (ii) the overall mix of pay elements; (iii) forms of compensation provided by other companies; and (iv) other key details of certain compensation programs, such as vesting, stock ownership levels, stock ownership guidelines, benefits and perquisites provided to executives. We also research different aspects of performance, including: (i) the relationship between performance and pay; (ii) a comparison of our historical performance to whatever reference group makes best sense; (iii) the proportion of total pay that is based on performance; and (iv) the types of performance measures that are used by other companies for their annual and long-term incentive programs.

  4.
  Competitive Compensation Levels.    We operate in a highly competitive business environment; therefore, our compensation programs need to support the goal of attracting and retaining highly talented employees.

    During 2007, we compared the compensation of our named executive officers to the market data we had gathered to help establish compensation levels for each executive. We target compensation at the median of the market data for comparable senior positions at companies in basic materials/manufacturing industries with comparable annual revenues. See the preceding subsection of this proxy entitled "Compensation Discussion and Analysis—Philosophy and Objectives of Our Executive Compensation Program—Use of Market Research" for the names of these companies. We select the median as we intend not to pay compensation at levels significantly below or above the midpoint of market. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations. For example, executives should receive above-average incentive compensation if their performance exceeds what the Board believes to be the industry's results. Thus, if our performance exceeds that of comparable companies in basic materials/manufacturing industries with comparable annual revenues, then executives may earn total compensation in an amount greater than the market-average. Compensation levels can also increase or decrease based on each named executive officer's individual performance and level of responsibility.

  5.
  Stock Ownership Guidelines.    Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers (and directors) and stockholders is to require these individuals to own a significant amount of our common stock. Within three years of the commencement of the program on January 1, 2007, the following levels are expected to be attained: our Chief Executive Officer must hold common stock with a value that is at least five times his salary; the Chief Financial Officer and the Senior Vice President, Customers and Technology must hold stock worth at least three times their respective salaries; and non-employee directors must hold stock worth at least five times their annual cash fees from serving as a director. Restricted stock and stock options are not counted for purposes of these guidelines. In granting new stock compensation for our named executive officers from time to time, the Compensation Committee may take into account whether the proposed grantee is in compliance with the stock ownership guidelines.

  6.
  Perquisites.    We provide few perquisites to our named executive officers. In 2007, the named executive officers received certain supplemental disability and life insurance benefits. Coverage under the supplemental life insurance policies for 2007 was $500,000 ($750,000 for 2008) for our Chief Executive Officer and $300,000 ($415,000 for 2008) for each of the other named executive officers. Also in 2007 we leased automobiles for the full year for the Chief Executive Officer, Chief Financial Officer, and the Senior Vice President, Customers and Technology. We also paid all operating expenses associated with the leased automobiles. Following ECG Advisors' review of competitive market data, they advised the Compensation Committee that the perquisites provided to our named executive officers are reasonable and within the bounds of competitive and defensible practice for comparable companies.

  7.
  Retirement Benefits.    Through the end of 2007, we did not sponsor any retirement plan for executives that would provide a pension benefit above the level provided to our other employees. We provide all eligible employees, including the named executive officers, with a 401(k) savings plan to which we make matching contributions. The 401(k) savings plan allows eligible employees to defer a percentage of their eligible compensation on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a matching contribution of 100% of an employee's contribution up to 3% of eligible compensation and 50% of an employee's contribution on the next 2% of eligible compensation. In 2008, we decided to offer each of the named executive officers supplemental retirement plan compensation in the form of a restricted stock grant that vests after five additional years of employment. Additional information about these grants is contained in the sections of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits" and "Grants of Plan-Based Awards in Fiscal Year-End 2007.

  8.
  Employment Contracts and Severance Protection.    Our named executive officers have employment agreements with us. The primary purpose of the employment agreements is to set forth with clarity the terms and conditions of the executive's employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The employment agreements also protect the executive from certain risks, including termination of employment without cause. They do not, however, provide any special terms pertaining to a change in control of the company. A detailed summary of the provisions of the employment agreements for our named executive officers can be found below under "Employment Agreements."

Primary Elements of Our Executive Compensation Program

        Our philosophy on each element of our executive compensation program is as follows:

  1.
  Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;

  2.
  Annual incentive bonuses are what we pay our named executive officers for the short-term results of their efforts, for growing annual revenues profitably, and for other short-term tasks and initiatives that are important to our success;

  3.
  Long-term/stock incentive compensation is what we pay executives for the long-term results of their efforts, for growing the value of the enterprise, and for enhancing value for stockholders.

        Effectively, the named executive officers receive a "commission" for their work, which is a relatively small percentage of the incremental value that their leadership efforts bring to the Company and its stockholders in terms of net profit and increased stock price. Elements #2 and #3 above are pay for performance. We intend these elements to constitute the majority of our named executive officers' pay, assuming that their performance meets or exceeds our goals.

        Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at comparable companies included in compensation surveys. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee considers the named executive officer's performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee's final determination of salaries for the named executive officers.

        Annual Incentive Bonus.    We provide annual incentive bonus awards for our named executive officers to promote the achievement of our short-term (i.e., annual) business objectives. The amount of the incentive award varies by the extent to which the named executive officer's target objectives are achieved. At the start of each fiscal year, the Compensation Committee and the Board review and approve our performance objectives for the total company and our named executive officers. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.

        After the end of the fiscal year, the Compensation Committee evaluates the degree to which we have met our goals. It then determines individual awards by evaluating each named executive officer's performance against our or division objectives, allocating a portion of the award pool based upon the named executive officer's bonus formula. Awards are paid in cash in the following February or March.

        For 2007, each of the named executive officers had a bonus plan with a discretionary component and a non-discretionary component. The nondiscretionary component is a bonus determined as a fixed percentage of annual consolidated net income (2.5% for the Chief Executive Officer and 1.0% for the other named executive officers). The discretionary component is a bonus of up to an additional 25% of salary for the Chief Executive Officer and 20% of salary for other named executive officers that may be awarded, in the discretion of the Committee and with the approval of the Board, depending on the extent to which the executives achieve other important corporate goals (e.g., succession planning, potential acquisitions, safety, quality metrics, new markets, budget performance on items like overhead and capital expenditures, and research and development activities). For 2008, each of the named executive officers bonus plan will be structured among the same two components as described above for 2007. The STIP that is the subject of Proposal 2 constitutes the non-discretionary component of the bonus plan.

        Long-Term Incentives and Retirement Benefits.    We currently provide long-term incentive awards to our named executive officers through our 2006 Stock Incentive Plan, which permits a broad range of types of equity grants. The purpose of the 2006 Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders.

        In 2007, we made grants of restricted stock to our named executive officers. These grants vest in equal installments over three years, subject to continued employment with us. The purposes of the restricted stock grants are to retain the executive over a long timeframe and further strengthen the link between the named executive officer's compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates.

        In January of 2008, we made additional grants of restricted stock to our named executive officers that vest in equal installments over three years, subject to continued employment with us. At the same time, we established a new Supplemental Executive Retirement Plan ("SERP") that provides additional retirement benefits to our named executive officers based upon their salary levels, ages and years of service with the Company. The Compensation Committee used the principles of a "defined benefit" pension plan to determine the number of shares of restricted stock to be granted to each of the executives. That is, it did the following:

  •
  It established this formula for an annual pension benefit, payable for life starting upon retirement from the Company at or after age 65, and actuarially reduced if the benefit starts before age 65: 2% of final average pay per year of service. For "final average pay," the Compensation Committee used the highest three consecutive years' average annual pay, and "pay" is defined as annual salary plus one-half of the executive's annual bonus. The formula counts all future service up to five years, and 7.1, 11.3 and 15 years of past service for Messrs. Cariou, Santa and Banker, respectively; and

  •
  It calculated the annual pension benefit that it projects that each executive will earn after the completion of five more years of service with the Company, assuming a 5% annual increase in his "pay" from his 2007 compensation. It then calculated the lump sum present value, as of January 9, 2008, of the projected annual pension benefit payable five years hence, assuming a 6.5% annual increase in the value of the Company's stock. Using the closing price of a share of Company stock on January 9, 2008, it then determined the number of shares of stock to be granted on this date whose value equals the lump sum present value described above, and rounded that number to the next higher thousand.

        Shares of restricted stock granted under the SERP vest upon the completion, from date of grant, of five additional years of service with the company. The shares will vest immediately upon the occurrence of a change in control of the company, death or disability, termination without cause, or termination of employment by the executive for good reason.

        We believe that our long-term incentive grant practices provide a balanced approach with regard to equity-based compensation and maintain a reasonable and tolerable level of equity dilution for our stockholders.

Compensation Decisions Affecting Our Named Executive Officers

        Compensation of Chief Executive Officer.    In determining the compensation of Mr. Cariou, our President and Chief Executive Officer, our Compensation Committee and the Board focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity and (ii) the importance of retaining a chief executive officer with the strategic, financial and leadership skills to ensure our continued growth and success. ECG Advisors has advised us that Mr. Cariou's base salary, annual incentive target opportunity, and equity-based compensation for 2007 are consistent with reasonable, competitive and defensible practices for high-performing chief executive officers.

        During 2007, Mr. Cariou continued to demonstrate strong leadership and vision for us, to implement key strategic initiatives that strengthen us and increase stockholder value, and to enhance our competitiveness.

          Base Salary.    For 2007, Mr. Cariou's base salary was $380,000 (an increase of approximately 25% from 2006). At its January 9, 2008, meeting, the Compensation Committee increased Mr. Cariou's base salary, effective January 1, 2008, to $440,000 (an increase of approximately 16%). This adjustment was based largely on an assessment of his responsibilities, publicly available information about salaries of executives with similar responsibilities in companies of comparable size and scope, and the assessment of the Compensation Committee and the full Board of his overall performance and contributions to the Company.

          Annual Bonus.    We paid Mr. Cariou a total bonus of $840,669 for his performance in 2007. This bonus was comprised of two components; a non-discretionary bonus, and a discretionary bonus determined at the discretion of the Compensation Committee. Mr. Cariou's non-discretionary 2007 annual incentive opportunity bonus was $614,669, which is 2.5% of our annual consolidated net income for the year. The Compensation Committee awarded a discretionary bonus of $76,000, which represented 20% (out of a possible 25%) of Mr. Cariou's salary. The Compensation Committee determined the amount of this discretionary bonus based on how well the Committee believed Mr. Cariou achieved important non-quantitative corporate goals related to corporate growth, safety, quality control, research and development, budget performance, earnings quality and risk management, succession planning and board relations. In addition, Mr. Cariou received a $150,000 bonus for the successful completion of our recent DYNAenergetics acquisition.

          Mr. Cariou's annual non-discretionary bonus incentive opportunity for 2008 is 2.5% of our annual consolidated net income for the year, plus a discretionary bonus of up to another 25% of salary if, in the opinion of the Board and in its sole discretion, he achieves certain other important corporate goals, as described above.

          Long-Term Incentives.    We granted 12,000 shares of restricted stock to Mr. Cariou in 2007 and granted him an additional 15,000 shares of restricted stock on January 9, 2008. These restricted stock grants vest in equal installments over three (3) years. The grants reflect (i) our view of the value of Mr. Cariou's long-term contribution to, and leadership of the company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Cariou and foster his desire to exceed our expectations, and (iii) competitive market practices.

          We also granted Mr. Cariou 35,000 shares of restricted stock on January 9, 2008, under the new SERP which will vest over five (5) years. Additional information regarding the SERP is contained in the sections of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits" and "Grants of Plan-Based Awards in Fiscal Year-End 2007."

Compensation of the Other Named Executive Officers.

          Richard A. Santa—Senior Vice President, Chief Financial Officer and Secretary.

          Base Salary.    For 2007, Mr. Santa's base salary was $250,000. At its January 9, 2008, meeting, the Compensation Committee increased Mr. Santa's base salary, effective January 1, 2008, to $275,000. As with the Chief Executive Officer, this adjustment was based largely on an assessment of Mr. Santa's responsibilities, publicly available information about salaries of executives with similar responsibilities in companies of comparable size and scope, and the assessment of the Compensation Committee and the full Board of his overall performance and contributions to the Company.

          Annual Bonus.    We paid Mr. Santa a total bonus of $388,367 for his performance in 2007. This bonus was comprised of two components; a non-discretionary bonus, and a discretionary bonus determined at the discretion of the Compensation Committee. Mr. Santa's 2007 annual incentive opportunity bonus was $245,867, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a discretionary bonus of $42,500, which represented 17% (out of a possible 20%) of Mr. Santa's salary. The Compensation Committee determined the amount of this discretionary bonus based on how well the Committee believed Mr. Santa achieved important non-quantitative corporate goals related to earnings quality and risk management, budget performance, overhead and capital management, corporate growth and board relations. In addition, Mr. Santa received a $100,000 bonus for the successful completion of our recent DYNAenergetics acquisition.

          Mr. Santa's annual non-discretionary bonus incentive opportunity for 2008 is 1.0% of our annual consolidated net income, plus up to another 20% of salary if, in the opinion of the Compensation Committee and the Board and at its sole discretion, he achieves certain other important corporate goals described above.

          Long-Term Incentives.    We granted Mr. Santa 6,000 shares of restricted stock in 2007 and granted him an additional 6,000 shares of restricted stock on January 9, 2008. These restricted stock grants vest in equal annual installments over three years. The grants reflect (i) our view of the value of Mr. Santa's long-term contribution to, and leadership of the Company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Santa and foster his desire to exceed their expectations, and (iii) competitive marketplace practices.

          We also granted Mr. Santa 25,000 shares of restricted stock on January 9, 2008, under the new SERP which will vest over five years. Additional information regarding the SERP is contained in the sections of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits" and "Grants of Plan-Based Awards in Fiscal Year-End 2007."

          John G. Banker—Senior Vice President, Customers and Technology.

          Base Salary.    For 2007, Mr. Banker's base salary was $250,000. At its January 8, 2008, meeting, the Compensation Committee increased, effective January 1, 2008, Mr. Banker's base salary to $275,000. As with the Chief Executive Officer, this adjustment was based largely on an assessment of Mr. Banker's responsibilities, publicly available information about salaries of executives with similar responsibilities in companies of comparable size and scope, and the assessment of the Compensation Committee and the full Board of his overall performance and contributions to the Company.

          Annual Bonus.    We paid Mr. Banker a total bonus of $342,117 for his performance in 2007. This bonus was comprised of two components; a non-discretionary bonus, and a discretionary bonus determined at the discretion of the Compensation Committee. Mr. Banker's 2007 annual incentive opportunity bonus was $245,867, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a discretionary bonus of $46,250, which represented 18.5% (out of a possible 20%) of Mr. Banker's salary. The Compensation Committee determined the amount of this discretionary bonus based on how well the Committee believed Mr. Banker achieved important non-quantitative corporate goals related to budget performance, capital and overhead management, safety, quality control, research and development, corporate growth, succession planning and board relations. In addition, Mr. Banker received a $50,000 bonus for the successful completion of our recent DYNAenergetics acquisition.

          Mr. Banker's annual non-discretionary bonus incentive opportunity for 2008 is 1.0% of our annual consolidated net income, plus up to another 20% of salary if, in the opinion of the Compensation Committee and the Board and in its sole discretion, he achieves certain other important corporate goals cited above.

          Long-Term Incentives.    We granted Mr. Banker 6,000 shares of restricted stock in 2007 and granted him an additional 6,000 shares of restricted stock on January 9, 2008. These restricted stock grants vest in equal annual installments over three years. The grants reflect (i) our view of the value of Mr. Banker's long-term contribution to, and leadership of the Company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Banker and foster his desire to exceed their expectations, and (iii) competitive marketplace practices.

          We also granted Mr. Banker 30,000 shares of restricted stock on January 9, 2008, under the new SERP which will vest over five years. Additional information regarding the SERP is contained in the sections of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits" and "Grants of Plan-Based Awards in Fiscal Year-End 2007."

Impact of Regulatory Requirements

        Income Tax Considerations.    Under Section 162(m) of the Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to each of our named executive officers who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan and 2008 STIP included in Proposal 2 have been designed to permit the Compensation Committee to grant awards that generally qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting us to receive a federal income tax deduction in connection with such awards even if they exceed $1,000,000. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, the restricted stock awards issued under the SERP do not satisfy the conditions of Section 162(m) of the Code, and amounts payable under the SERP at the end of the five year period that, together with other compensation paid in that year, exceed $1,000,000 are not deductible for federal income tax purposes.

        Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.

Summary

        The Compensation Committee and the Board set executive compensation policy and pay opportunities for our named executive officers by keeping in mind competitive practice for a company like Dynamic Materials Corporation, the importance of pay-for-performance, and the continuing need to align the executives' interests with those of stockholders.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2007 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2008 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2007.

                      Compensation Committee Members:

                      Dean K. Allen
                      Gerard Munera
                      Bernard Hueber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)			Total ($)

Yvon Pierre Cariou President and Chief Executive Officer	2007 2006	$ $	380,000 304,500		$226,000	$ $	196,332 31,692	$ $	39,892 50,036	$ $	614,669 615,182	$ $	24,500 24,965	(2) (2)	$ $	1,481,393 1,026,375

Richard A. Santa Senior Vice President, Chief Financial Officer and Secretary	2007 2006	$ $	250,000 234,675	$ $	142,500 100,000	$ $	98,166 15,846	$ $	29,828 37,597	$ $	245,867 93,870	$ $	25,914 25,288	(3) (3)	$ $	792,275 507,276

John G. Banker Senior Vice President, Customers and Technology	2007 2006	$ $	250,000 210,000	$ $	96,250 100,000	$ $	98,166 15,846	$ $	29,828 37,597	$ $	245,867 126,000	$ $	23,490 11,452	(4) (4)	$ $	743,601 500,895

(1)
Amounts in these columns represent the dollar amount recognized for financial statement reporting purposes in 2006 and 2007 for restricted stock awards granted in 2006 and 2007 and for stock option awards granted in prior years. These amounts reflect our accounting expense for these awards and do not correspond to the actual values that will be recognized by the named executive officers. Assumptions used to determine the amounts in these columns are the same as those used in the valuation of compensation expense for our audited financial statements. Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R") requires us to estimate forfeitures when awards are granted and reduce estimated compensation expense accordingly. These columns were prepared assuming none of the awards will be forfeited. However, for both these columns and our audited financial statements, compensation expense is adjusted for actual forfeitures. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. The fair values of stock options were estimated on the grant dates using the Black-Scholes option-pricing model. For additional information about these restricted stock awards and option awards, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Includes expenses relating to a company-leased automobile that was provided to Mr. Cariou ($12,200 in 2007 and $12,865 in 2006), matching contributions under the company's 401(k) plan ($9,000 in 2007 and $8,800 in 2006), and $3,300 of life insurance premium payments in both years. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(3)
Includes expenses relating to a company-leased automobile that was provided to Mr. Santa ($13,645 in 2007 and $13,219 in 2006), matching contributions under the company's 401(k) plan ($9,000 in 2007 and $8,800 in 2006), and $3,269 of life insurance premium payments in both years

(4)
Includes expenses relating to a company-leased automobile that was provided to Mr. Banker ($11,971 in 2007 and $747 in 2006), matching contributions under the company's 401(k) plan ($9,000 in 2007 and $8,400 in 2006), and life insurance premium payments ($2,519 in 2007 and $2,305 in 2006).

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)

Yvon Pierre Cariou(1)	6/6/2007	$0	$562,725	$614,669	12,000	$431,040

Richard A. Santa(1)	6/6/2007	$0	$225,090	$245,867	6,000	$215,520

John G. Banker(1)	6/6/2007	$0	$225,090	$245,867	6,000	$215,520

(1)
Mr. Cariou's non-equity incentive plan award for 2007 was based upon a formula that provided an annual incentive equal to 2.5% of the company's 2007 net income. Non-equity incentive plan awards for Mr. Santa and Mr. Banker were based upon a formula that provided annual incentives equal to 1% of the company's 2007 net income for each executive. The target award for each of the named executive officer reflects the annual incentive that would have been paid upon achievement of the Company's consolidated net income budget that was established at the beginning of the year. The maximum award for each named executive officer reflects the actual incentive that was paid based upon actual consolidated net income reported by the Company for the year ended December 31, 2007.

(2)
Awards granted to all named executive officers were in the form of restricted stock, which vest one-third on each of the first three anniversary dates. In accordance SFAS 123R, the grants reflects the grant date fair value of the awards based upon the quoted closing market price of $35.92 per share of our common stock on June 6, 2007, the date of grant. Dividends of $0.15 per share were paid on these shares in 2007.

EMPLOYMENT AGREEMENTS

        On April 23, 2008, each of the named executive officers entered into new employment agreements with the Company, effective as of January 1, 2008, which superseded earlier agreements between the Company and each of the named executive officers executed on March 3, 2005. The principal differences from the earlier agreements were certain modifications to the bonus and incentive structures, increases in annual salaries, clarification of certain effects upon the death or disability of the executive, and modifications to the agreements' termination events and the effects thereof.

  Yvon Pierre Cariou

        Mr. Cariou entered into a new employment agreement with us on April 23, 2008, to serve as our President and Chief Executive Officer. The employment agreement is effective as of January 1, 2008, and ending on December 31, 2008, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Cariou's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Cariou. The employment agreement also provides that Mr. Cariou can be terminated by us for any reason other than for cause upon the payment of one year's salary payable in twelve monthly payments and a bonus for such period based on the average bonus paid to Mr. Cariou for the two years preceding his termination, provided that Mr. Cariou releases us from all claims as a condition of receiving the payments. Mr. Cariou may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $440,000, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the year ended December 31, 2008, Mr. Cariou is eligible to receive a non-discretionary annual bonus equal to the amount of 2.5% of the Company's 2008 net income. For the year ended December 31, 2008, Mr. Cariou is also eligible to receive a discretionary annual bonus equal to an amount up to 25% of his 2008 salary. Both the non-discretionary and discretionary bonuses will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2009. Under the employment agreement, Mr. Cariou is eligible to receive awards of restricted shares of Common Stock of the Company under the 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Cariou's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Cariou will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan.

        Mr. Cariou also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Cariou's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Cariou's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Cariou's employment and for a period of two years following termination of his employment for any reason.

  Richard A. Santa

        Mr. Santa entered into a new employment agreement with us on April 23, 2008, to serve as our Senior Vice President and Chief Financial Officer. The employment agreement is effective as of January 1, 2008, and ending on December 31, 2008, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Santa's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Santa. The employment agreement also provides that Mr. Santa can be terminated by us for any reason other than for cause upon the payment of one year's salary payable in twelve monthly payments and a bonus for such period based on the average bonus paid to Mr. Santa for the two years preceding his termination, provided that Mr. Santa releases us from all claims as a condition of receiving the payments. Mr. Santa may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $275,000, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the year ended December 31, 2008, Mr. Santa is eligible to receive a non-discretionary annual bonus equal to the amount of 1% of the Company's 2008 net income. For the year ended December 31, 2008, Mr. Santa is also eligible to receive a discretionary annual bonus equal to an amount up to 20% of his 2008 salary. Both the non-discretionary and discretionary bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2009. Under the employment agreement, Mr. Santa is eligible to receive awards of restricted shares of Common Stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Santa's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Santa will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan.

        Mr. Santa also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Santa's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Santa's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Santa's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

  John G. Banker

        Mr. Banker entered into a new employment agreement with us on April 23, 2008, to serve as our Senior Vice President Customers and Technology. The employment agreement is effective during the initial term beginning on January 1, 2008, and ending on December 31, 2008, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Banker's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Banker. The employment agreement also provides that Mr. Banker can be terminated by us for any reason other than for cause upon the payment of one year's salary payable in twelve monthly payments and a bonus for such period based on the average bonus paid to Mr. Banker for the two years preceding his termination, provided that Mr. Banker releases us from all claims as a condition of receiving the payments. Mr. Banker may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The agreement provides for an annual base salary of $275,000, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the year ended December 31, 2008, Mr. Banker is eligible to receive a non-discretionary annual bonus equal to the amount of 1% of the Company's 2008 net income. For the year ended December 31, 2008, Mr. Banker is also eligible to receive a discretionary annual bonus in an amount up to 20% of his 2008 salary. Both the non-discretionary and discretionary bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will payable before March 15, 2009. Under the employment agreement, Mr. Banker is eligible to receive awards of restricted shares of Common Stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Banker's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Banker will immediately vest, subject to the terms and conditions of the Company's 2006 Stock Incentive Plan.

        Mr. Banker also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Banker's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Banker's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Banker's employment and for a period of two years following termination of his employment for any reason.

Definition of Cause

        For purposes of each of the named executive officer's employment agreements described above, "cause" is defined as: (i) a willful and substantial breach by the executive of the terms of his employment agreement or any written agreement between the executive and the Company that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by the executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, the Board has made a written demand for performance which specifically identifies the manner in which he or it believes that the executive has not substantially performed his duties; (iii) the commission by the executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises the executive's ability to act effectively as a high-level executive of the Company.

2006 Stock Incentive Plan

        Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death, disability, retirement, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the Executive's termination of employment for such reason.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)(1)		Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)		Option Exercise Price ($) (1)		Option Expiration Date	Number of Shares of Stock Held that Have Not Vested (#)(2)	Market Value of Shares of Stock Held that Have Not Vested ($)(3)

Yvon Pierre Cariou	8,500	(5)	20,000	(6)	$ $	1.42 4.87	12/18/2013 1/21/2015	6,666 12,000	$ $	392,627 706,800

Richard A. Santa	5,750 12,250 15,000	(4) (5) (6)	15,000	(6)	$ $ $	1.18 1.42 4.87	2/28/2013 12/18/2013 1/21/2015	3,333 6,000	$ $	196,314 353,400

John G. Banker	6,250	(5)	15,000	(6)	$ $	1.42 4.87	12/18/2013 1/21/2015	3,333 6,000	$ $	196,314 353,400

(1)
Adjusted for the 2-for-1 stock split effective October 13, 2005.

(2)
These restricted stock awards were granted on September 21, 2006 and June 6, 2007, respectively, and vest one-third on each of the first three anniversary dates. The shares qualify for dividends if and when the company declares future dividend payments. Dividends of $0.15 per share were paid on these shares in 2007.

(3)
The fair market value is calculated as the product of the closing price on the last business day of 2007, or $58.90 per share, and the number of unvested shares.

(4)
Options were granted on February 28, 2003, and vest 25% per year beginning on February 28, 2004.

(5)
Options were granted on December 18, 2003, and vest 25% per year beginning on December 18, 2004.

(6)
Options were granted on January 21, 2005 and vest 25% per year beginning on January 21, 2006.

Supplemental Executive Retirement Plan

        On January 9, 2008, the Board approved the SERP for the named executive officers. Under the terms of the SERP, on January 9, 2008, the Compensation Committee granted 35,000, 30,000 and 25,000 restricted shares of Company stock to Messrs. Cariou, Banker and Santa, respectively, at the closing price of $49.22. These restricted shares were issued from the 2006 Stock Incentive Plan.

        The shares vest for each executive upon the completion, from the date of grant, of five additional years of service with the Company. The shares will vest immediately if the executive's employment with the Company is terminated:

  •
  involuntarily by the Company without "cause," as that term is defined in the executive's employment agreements with the Company (and as more fully described in the section of this proxy statement entitled "Employment Agreements—Definition of Cause");

  •
  by the executive, for "good reason," which shall mean substantial diminution in the executive's responsibilities or pay, as well as—without the executive's consent—a relocation of his principal place of business of more than 50 miles, or a substantial increase in his travel duties compared to the present;

  •
  by reason of the death or disability of the executive; or

  •
  upon a change in control of the Company, where Company stock or an equivalent stock is no longer provided.

        The Board intends to revisit the SERP after five years, to determine whether to grant the then-present senior executive team a new round of restricted stock, subject to whatever vesting schedule and assumptions about future service, pay increases and increases in stock value may be appropriate under the circumstances. Additional information regarding the SERP is contained in the section of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits."

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)

Yvon Pierre Cariou	18,000 17,500	$ $	441,345 1,412,055	3,334	$154,864

Richard A. Santa	30,000		$768,540	1,667	$77,432

John G. Banker	44,750 5,750	$ $	1,294,958 199,410	1,667	$77,432

(1)
Represents the number of shares acquired on exercise multiplied by the difference between the per share market price of our common stock on the date of exercise and the per share exercise price.

(2)
Represents the number of shares vested multiplied by the per share market price ($46.45) of our common stock on the vesting date (September 21, 2007).

POTENTIAL PAYMENTS UPON TERMINATION

  Termination Date and Share Price

        The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective current employment agreements, the 2006 Stock Incentive Plan, and the 1997 Equity Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2007, and that termination occurred under the terms of the current employment agreements, which are effective beginning January 1, 2008. The price of our common stock on December 31, 2007, the last trading day of 2007, was $58.90. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's exercise of waivers and continued compliance with non-competition and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements."

	Yvon Pierre Cariou			Richard A. Santa			John G. Banker

Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)

Compensation:

Base Salary	$380,000	(3)	—	$250,000	(4)	—	$250,000	(5)	—

Incentive Bonus	$727,926	(6)	—	$291,119	(7)	—	$284,059	(8)	—

Acceleration of vesting of Stock Options and Restricted Stock(9)	$2,180,027		$1,099,427	$1,360,164		$549,714	$1,360,164		$549,714

TOTAL	$3,287,953		$1,099,427	$1,901,283		$549,714	$1,894,223		$549,714

(1)
Includes involuntary termination without Cause resulting from a change in control.

(2)
The only compensation to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and stock options.

(3)
Equals one year's salary for Mr. Cariou based on 2007 annual salary.

(4)
Equals one year's salary for Mr. Santa based on 2007 annual salary.

(5)
Equals one year's salary for Mr. Banker based on 2007 annual salary.

(6)
Equals one year's bonus for Mr. Cariou based on his average bonus for 2006 and 2007.

(7)
Equals one year's bonus for Mr. Santa based on his average bonus for 2006 and 2007.

(8)
Equals one year's bonus for Mr. Banker based on his average bonus for 2006 and 2007.

(9)
The value of the stock options is based on the difference between the exercise price and the closing market price of our common stock on December 31, 2007 ($58.90). The value of the restricted stock is based on the closing market price of our common stock on December 31, 2007 ($58.90).

DIRECTOR COMPENSATION FOR 2007

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)

Dean K. Allen	$58,000	$81,452	$0	$139,452

Gerard Munera	$46,000	$81,452	$0	$127,452

Bernard Hueber	$43,000	$91,591	$0	$134,591

Richard P. Graff(4)	$23,500	$61,241	$0	$84,741

(1)
Mr. Cariou and Mr. Rospek have been omitted from the table because they do not receive any compensation for serving on our Board, beyond their compensation as employees of the Company.

(2)
The annual fees for each member of the Board and fees related to the applicable Board member's serving on committees are paid quarterly.

(3)
Amounts shown in this column represent the expense recognized in the year ended December 31, 2007, as calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payments" ("SFAS 123R") and, as a result, include amounts from restricted stock awards granted in 2006 and 2007. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director on June 6, 2007 with respect to our 2007 fiscal year, computed in accordance with SFAS 123R, was $89,800 for the 2,500 shares granted to Mr. Allen, $89,800 for the 2,500 shares granted to Mr. Munera, $89,800 for the 2,500 shares granted to Mr. Hueber, and $107,760 for the 3,000 shares granted to Mr. Graff. No options were granted in 2007 to the Board members. The 2007 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant and 2006 restricted stock awards vest 100% on the date of the second annual stockholders meeting following the date of grant. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. As of December 31, 2007, Mr. Allen had 30,000 options outstanding and 4,000 shares of restricted stock, Mr. Hueber had no outstanding options and 4,500 shares of restricted stock, Mr. Munera had 10,000 options outstanding and 4,000 shares of restricted stock, and Mr. Graff had no outstanding options and 3,000 shares of restricted stock.

(4)
Mr. Graff joined the Board on June 6, 2007.

Compensation for Directors

        In 2007, each of our non-employee directors received an annual retainer of $12,000 and per meeting fees of $2,000 for in-person attendance at Board meetings, $1,000 for Board meeting attendance by telephone, and $1,000 for attendance at committee meetings. In addition, each independent director received per meeting fees of $2,000 for attendance at executive sessions. The non-executive Chairman of the Board, Mr. Allen, receives an additional annual retainer for service in that position of $12,000 per year, and the Chair of the Audit Committee, Mr. Graff, receives an additional annual retainer for service in that position of $6,000 per year. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.

        In 2007, we granted 2,000 shares of restricted stock to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders and 3,000 shares of restricted to Mr. Graff upon his initial election to the Board at the 2007 annual meeting. The 2007 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant. Our intent is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock.

        ECG Advisors assisted the Compensation Committee by researching market comparables and recommending changes to the fees for non-employee directors. During 2008, each of our non-employee directors will receive an annual retainer of $12,000 and per meeting fees of $2,000 for in-person attendance at Board meetings, $1,000 for Board meeting attendance by telephone, and $1,000 for attendance at committee meetings. Each independent director will also receive per meeting fees of $2,000 for attendance at executive sessions. In addition, the non-executive Chairman of the Board will receive an additional retainer of $12,000 per year for serving as Chairman. Chairmen of the Board's committees will also receive an additional annual retainer: $6,000 (Audit Committee), $4,000 (Compensation Committee), and $2,000 (Nominating and Corporate Governance Committee).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of April 18, 2008, by: (i) each of our executive officers; (ii) each of our directors; and (iii) all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total
Yvon Pierre Cariou(3)	143,440	1.14%
Richard A. Santa(3)	135,434	1.07%
John G. Banker(3)	110,359	*
Rolf Rospek(3)	67,781	*
Dean K. Allen(3)	49,000	*
Richard Graff(3)	3,000	*
Bernard Hueber(3)	4,500	*
Gerard Munera(3)	14,000	*
All executive officers and directors as a group (8 persons)	527,514	4.15%

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and filings made pursuant to Section 16(a) of the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,602,768 shares outstanding on April 18, 2008, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
Amounts reported include shares subject to stock options exercisable within 60 days of April 18, 2008, as follows: Mr. Cariou, 18,500 shares; Mr. Santa, 40,500 shares; Mr. Allen, 30,000 shares; and Mr. Munera, 10,000 shares. Mr. Banker, Mr. Hueber, Mr. Graff, and Mr. Rospek do not hold any stock options exercisable within 60 days of April 18, 2008. Shares of common stock subject to options that are exercisable within 60 days of April 18, 2008, are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

        The following table sets forth certain information regarding the ownership of our common stock as of April 18, 2008, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Next Century Growth Investors LLC(2) 5500 Wayzata Blvd Minneapolis, MN 55416	1,123,129	8.91%

(1)
This table is based upon information supplied by the principal stockholders and Schedule 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,602,768 shares outstanding on April 18, 2008.

(2)
Based on a Schedule 13G/A filed on February 14, 2008, by Next Century Growth Investors, LLC; Thomas L. Press; and Donald M. Longlet, the shares may be deemed beneficially owned by (1) Next Century Growth Investors, LLC by virtue of its investment discretion and/or voting power over client securities, which may be revoked and (2) Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in Next Century Growth Investors, LLC, which could be deemed to confer upon each of them voting and/or investment power over the shares. The shares are held in investment advisory accounts of Next Century Growth, LLC. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. No such account is known to have such an interest relating to more than 5% of the class.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with and filed on time.

Code of Business Conduct and Ethics

        We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dynamicmaterials.com.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        As of December 31, 2007, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), Dean K. Allen, Bernard Hueber, and Gerard Munera, each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended; the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the revised written Charter of the Audit Committee adopted by the Board of Directors in April 2004, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with E&Y that firm's independence. Nothing came to the attention of the Audit Committee that caused the Audit Committee to believe that the audited financial statements contain any materially misleading information or omit any material information. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

        The Audit Committee also reviewed and discussed the fees paid, as listed below, to E&Y during the last two fiscal years for audit and non-audit services and has determined that the provision of the non-audit services are compatible with E&Y's independence. For fiscal year 2007, the Company paid E&Y aggregate fees of approximately $895,000 including $395,000 associated with our recent DYNAenergetics acquisition. For fiscal year 2006, the Company paid E&Y aggregate fees of approximately $431,000. In addition, SNPE, Inc. paid E&Y approximately $113,500 in 2006 in connection with the sale, in a registered public offering, of its majority ownership of our common stock.

                      Audit Committee Members
                      Richard P. Graff, Chairman
                      Dean K. Allen
                      Bernard Hueber
                      Gerard Munera

Audit Fees

        We paid E&Y approximately $425,000 and $368,000 for aggregate fees billed for professional services rendered for the audit of our 2007 and 2006 annual financial statements and review of our 2007 and 2006 quarterly financial statements. In addition, we paid E&Y approximately $75,000 for aggregate audit fees billed in connection with the DYNAenergetics acquisition.

Audit Related Fees

        We paid E&Y approximately $11,000 and $8,000 in audit related fees for the 2007 and 2006 fiscal years respectively.

Tax Fees

        We paid E&Y approximately $46,000 and $23,000 for fees related to federal and state tax compliance during the 2007 and 2006 fiscal years respectively. We also paid approximately $338,000 during 2007 for tax advice and planning, most of which related to the DYNAenergetics acquisition. We paid $32,000 during 2006 for tax advice and tax planning.

All Other Fees

        We did not pay E&Y any fees in 2007 or 2006 for other professional services.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2007 in accordance with our formal policy on auditor independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.

        In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.

        All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary
April 30, 2008

        Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

APPENDIX A

DYNAMIC MATERIALS CORPORATION

2008 Dynamic Materials Corporation Short Term Incentive Plan

1.     PURPOSES.

  This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive annual bonus compensation directly linked to business unit performance and overall Company performance. Compensation paid under this Plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m), so as to exempt such compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

2.     DEFINITIONS.

  The following words as used in this Plan have the meanings ascribed to each other:

  a.
  162(m) Performance Goal means attainment of annual consolidated net income of the Company for 2008. The Award paid under this Plan based on achievement of 162(m) Performance Goal is intended to constitute "performance-based compensation" within the meaning of Section 162(m).

  b.
  Award means an annual incentive award, payable in cash or property, granted in accordance with Section 4 of this Plan.

  c.
  Board means the Board of Directors of the Company.

  d.
  Committee means the Compensation Committee of the Board, which shall be comprised solely of two or more "outside directors" as defined in regulations and other guidance promulgated under Section 162(m).

  e.
  Company means Dynamic Materials Corporation.

  f.
  Disability means a disability determined by the Committee based on the Company's Long Term Disability Plan.

  g.
  Effective Date means January 1, 2008. This Plan must be adopted by the Board within 90 days of the beginning of the 2008 calendar year to be effective.

  h.
  Participant means the Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President, Customers and Technology.

  i.
  Payable Award means the earned amount of a bonus, based on an Award that complies with Sections 4 and 5 of this Plan.

  j.
  Plan means the 2008 Dynamic Materials Corporation Short Term Incentive Plan, as set forth herein and as may be amended from time to time.

  k.
  Plan Year means the 2008 calendar year.

  l.
  Section 162(m) means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder.

3.     ADMINISTRATION.

  The Committee will administer and interpret this Plan. In accordance with Section 4 of this Plan, the Committee will certify whether such performance goals have been met, and determine the amount of the Award to be paid; certified Awards must be paid by March 15 of the following the year covered by the Award. The Committee's determinations under this Plan will be final and conclusive.

4.     AMOUNT AND CERTICATION OF BONUS.

  The following are the amounts of potential awards for 2008: For the Chief Executive Officer, two and one-half percent (2.5%) of the Company's annual 2008 consolidated net income; for the Chief Financial Officer, one percent (1%) of the Company's annual 2008 consolidated net income; and for the Senior Vice President, Customers and Technology, one percent (1%) of the Company's annual 2008 net income.

  Following the conclusion of any Plan Year, prior to the payment of any Awards in the form of cash or property bonuses under this Plan with respect to that Plan Year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goal for that Plan Year and the calculation of the total Payable Award amount for each Participant. Awards shall be paid as soon as practicable following certification by the Committee, and no later than March 15 of the year following the year covered by the Award

5.     CERTAIN ACCELERATING PAYMENT EVENTS.

  Normally, an Award is only payable upon the attainment of 162(m) Performance Goal. However, in the event of death or Disability, the affected Participant will not be entitled to any payout of his or her outstanding Award under this Plan without regard to the actual attainment of 162(m) Performance Goal.

6.     GENERAL PROVISIONS.

  a.
  Shareholder Approval Required.    This Plan is subject to approval of the Company's shareholders and shall be submitted for such approval at the 2008 Annual Meeting of Shareholders. If this Plan is not approved by the shareholders at that meeting, no bonus amounts shall be paid with respect to the Awards made under this Plan for 2008.

  b.
  Termination; Amendment.    The Board may at any time amend or terminate this Plan, except that no amendment will be effective without approval by the Company's shareholders if such approval is necessary to qualify amounts payable hereunder as "performance-based compensation" under Section 162(m). Unless it is re-approved by the shareholders, this Plan shall terminate on the date of the first shareholder meeting after the year of initial shareholder approval. No termination of this Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

  c.
  No Employment or Bonus Rights.    Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. If a Participant's employment terminates for any reason before the last day of the applicable Plan Year, the Participant will not be entitled to any payout of his or her outstanding Award under this Plan.

  d.
  Nonalienation of Benefits.    Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant's interest under this Plan.

  e.
  Withholding.    Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state, and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

  f.
  Plan Unfunded.    The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under this Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

  g.
  Severability.    If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

  h.
  Governing Law.    This Plan will be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

  i.
  Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of this Plan.

DYNAMIC MATERIALS CORPORATION
By:	[name, title]

PROXY	PROXY

DYNAMIC MATERIALS CORPORATION
5405 SPINE ROAD, BOULDER, COLORADO 80301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—JUNE 5, 2008

        The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at 5405 Spine Road in Boulder, Colorado, on June 5, 2008, at 9:00 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

        You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	Dean K. Allen ☐	Yvon Pierre Cariou ☐	Bernard Hueber ☐
	Gerard Munera ☐	Richard P. Graff ☐	Rolf Rospek ☐
2.	To approve the Company's Short Term Incentive Plan
	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008
	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 through 3.

The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2008

Signature(s)

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES
THE BOARD RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE
PROPOSAL 2 APPROVAL OF THE 2008 DYNAMIC MATERIALS CORPORATION SHORT TERM INCENTIVE PLAN
THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2.
PROPOSAL 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3.
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2007
EMPLOYMENT AGREEMENTS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007
OPTION EXERCISES AND STOCK VESTED DURING 2007
POTENTIAL PAYMENTS UPON TERMINATION
DIRECTOR COMPENSATION FOR 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING
OTHER MATTERS
APPENDIX A DYNAMIC MATERIALS CORPORATION 2008 Dynamic Materials Corporation Short Term Incentive Plan